Exhibit 99.1

PAPA JOHNS ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS

Updates Fiscal 2026 Outlook
Global System-wide Restaurant Sales Decreased 4.8%(a) and Global Comparable Sales Decreased 5.7%
North America Comparable Sales Decreased 8.3% and International Comparable Sales Increased 1.5%
Diluted EPS of $0.24 and Adjusted Diluted EPS(b) of $0.46
Company Shifts Capital Allocation to Accelerate Transformation Strategy; Suspends Dividend

Louisville, Kentucky (August 6, 2026) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the second quarter ended June 28, 2026.

Highlights
•Global system-wide restaurant sales were $1.20 billion, a 4.8%(a) decrease compared with the prior year second quarter.
•North America comparable sales decreased 8.3% from a year ago as comparable sales from Domestic Company-owned restaurants were down 8.9% and North America franchised restaurants were down 8.2%; International comparable sales increased 1.5% compared with the prior year second quarter.
•Opened 50 new restaurants system-wide, comprised of 9 restaurant openings in North America and 41 restaurant openings in International markets.
•Net income was $9 million compared with $10 million in the prior year second quarter.
•Adjusted EBITDA(b) was flat year over year at $53 million.
•Diluted earnings per common share was $0.24 compared with $0.28 in the prior year second quarter; adjusted diluted earnings per common share(b) was $0.46 compared with $0.41 last year.

CEO Commentary and Dividend
“Second quarter results reflected continued momentum in our International business, where we delivered our seventh consecutive quarter of positive comparable sales, and ongoing headwinds in North America driven by the softer consumer environment, lower order volumes, and a highly promotional QSR marketplace,” said Todd Penegor, President and CEO.

“While our transformation is taking longer than anticipated, we continue to execute our strategy with discipline and focus and are seeing encouraging progress, including a growing and highly engaged Papa Rewards membership, supply chain savings, and AI-driven improvements to the customer ordering experience. By accelerating investments to strengthen our competitive position, improve restaurant economics, and attract new customers, we can build an even stronger foundation to gain market share and drive sustainable long-term growth. Accordingly, the Board has decided to suspend the Company’s quarterly dividend beginning with the third quarter of 2026 so that we have greater flexibility to make these investments and maintain our strong balance sheet,” continued Penegor.

“As we look ahead, we are confident that we have the right operating and capital allocation strategy in place to improve performance and create value for our shareholders, customers and franchisees,” Penegor concluded.

(a)    Growth rate excludes the impact of foreign currency.
(b)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Second Quarter 2026 Financial Highlights

	Three Months Ended			Six Months Ended
In thousands, except per share amounts	June 28, 2026	June 29, 2025	Increase (Decrease)	June 28, 2026	June 29, 2025	Increase (Decrease)
Total revenues	$482,397	$529,166	$(46,769)	$961,006	$1,047,475	$(86,469)
Net income	$8,700	$9,671	$(971)	$15,638	$19,014	$(3,376)
Adjusted EBITDA(a)	$52,719	$52,615	$104	$100,482	$102,239	$(1,757)
Diluted earnings per common share	$0.24	$0.28	$(0.04)	$0.46	$0.56	$(0.10)
Adjusted diluted earnings per common share(a)	$0.46	$0.41	$0.05	$0.78	$0.77	$0.01
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(a)Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Results for the three and six months ended June 28, 2026 are not directly comparable with the prior year period as comparisons are impacted by a restaurant refranchising transaction that occurred in the fourth quarter of 2025.

Second Quarter 2026 Results
Revenue: The revenue commentary that follows includes a discussion of the Company’s segment results. Total revenues of $482.4 million in the second quarter of 2026 decreased $46.8 million, or 8.8%, compared with the prior year period, reflecting lower performance in North America, slightly offset by improved performance internationally. The decrease in revenues was mostly attributable to a $37 million decline at our Domestic Company-owned restaurants primarily related to: 1) approximately $25 million of lower revenues compared with the comparable prior period related to 85 Domestic Company-owned restaurants that were refranchised in the fourth quarter of 2025 and 2) 8.9% lower comparable sales. North America Commissary revenues decreased $12 million, primarily due to lower volumes, partially offset by higher pricing. North America Franchising revenues decreased $3 million due to lower comparable sales at franchised restaurants. Revenues from All Other business units decreased $8 million, primarily reflecting lower advertising funds revenue and lower digital fees. These declines were partially offset by a $1 million increase in International revenues driven by improved performance.

System-wide sales: Global system-wide restaurant sales were $1.20 billion, down 4.8%(b) compared with the prior year second quarter, as higher International comparable sales was more than offset by lower comparable sales in North America and a decline in global net restaurants on a trailing twelve month basis. North America system-wide sales decreased 8%(b) to $850.7 million and International system-wide sales increased 5%(b) to $347.2 million in the second quarter of 2026, both as compared with the prior year period.

Net income: Second quarter Net income was $8.7 million, a $1.0 million decrease compared with the prior year second quarter. The decrease was primarily related to lower sales partially offset by lower cost of sales and lower G&A expenses. Cost of sales declined in part due to the fourth quarter 2025 refranchising transaction and lower transaction volumes at our Domestic Company-owned restaurants along with lower volumes and commodity deflation at our North America commissaries. G&A expenses decreased compared with the prior year second quarter primarily due to lower supplemental advertising and lower management and other compensation costs. Net income also reflects lower interest expense driven by lower average interest rates during the quarter and higher tax expense due to a shift in income between jurisdictions and lower projected tax credits compared with the second quarter of 2025.

(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b)    Growth rate excludes the impact of foreign currency.

Adjusted EBITDA: Adjusted EBITDA(a) was $52.7 million, a $0.1 million increase from the prior year second quarter. The increase was primarily attributable to the aforementioned declines in cost of sales and G&A expenses and improved performance in our International markets, mostly offset by lower sales and volumes in North America, as compared with the second quarter of 2025.

Earnings per share: Diluted earnings per common share was $0.24 for the second quarter of 2026 compared with $0.28 in the second quarter of 2025. Adjusted diluted earnings per common share(a) was $0.46 for the second quarter of 2026 compared with $0.41 in the second quarter of 2025. These changes were due to the same factors impacting Net income and adjusted EBITDA(a) discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 28, 2026.

Free Cash Flow
Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities (from the Condensed Consolidated Statements of Cash Flows) less the purchases of property and equipment, excluding purchases of property and equipment related to damages from natural disasters, was $9.5 million for the six months ended June 28, 2026, compared with $36.5 million in the comparable prior year period. The year-over-year change primarily reflects timing of collections and marketing spend within our advertising fund, the impact of compensation payments within the period, inclusive of the Company’s Enterprise Transformation Plan, and lower Net income during 2026.

	Six Months Ended
In thousands	June 28, 2026	June 29, 2025
Net cash provided by operating activities	$35,828	$66,843
Purchases of property and equipment	(26,356)	(30,305)
Free cash flow	$9,472	$36,538

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend
The Company’s capital allocation priorities are guided by a framework that prioritizes investment in the business, maintaining a strong balance sheet, and returning capital to shareholders through share repurchases and dividends. Leveraging this framework and the Company’s commitment to allocating capital to the highest return opportunities, the Papa John’s Board of Directors voted to suspend the quarterly dividend, beginning with the third quarter 2026 dividend. This action will allow the Company to accelerate investment in its transformation strategy to grow share and deliver the greatest value for shareholders, including: franchise financial incentives tied to operational excellence and restaurant image improvements; new customer acquisition through a sharper aggregator strategy, addressable market expansion, product innovation, and core menu improvement; technology, such as the deployment of the new point-of-sale system; supply chain
(a)    Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

optimization to improve cost leverage and 4-wall EBITDA in restaurants; and investment to build on momentum in the International business.

As the Company realizes the benefits from its transformation, the Board of Directors intends to revisit how to most effectively return capital to shareholders through share repurchases and dividends.

Global Restaurant Sales Information
Global restaurant and comparable sales information for the three and six months ended June 28, 2026, compared with the three and six months ended June 29, 2025 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Six Months Ended
Growth rates below exclude the impact of foreign currency	June 28, 2026	June 29, 2025	June 28, 2026 (b)	June 29, 2025
Comparable sales growth (decline):
Domestic Company-owned restaurants (a)	(8.9)%	0.3%	(7.4)%	(2.1)%
North America franchised restaurants (a)	(8.2)%	1.0%	(7.4)%	(0.7)%
North America restaurants	(8.3)%	0.9%	(7.4)%	(1.0)%
International restaurants	1.5%	3.7%	2.5%	3.5%
Total comparable sales growth (decline)	(5.7)%	1.6%	(4.9)%	0.1%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants (a)	(8.4)%	1.5%	(6.6)%	(0.8)%
North America franchised restaurants (a)	(8.3)%	2.7%	(7.4)%	1.1%
North America restaurants	(8.3)%	2.5%	(7.3)%	0.7%
International restaurants	5.1%	6.6%	5.5%	6.1%
Total global system-wide restaurant sales growth (decline)	(4.8)%	3.5%	(4.0)%	2.1%
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(a)For the three and six months ended June 28, 2026, comparable sales decline and system-wide restaurant sales decline for Domestic Company-owned restaurants and North America franchised restaurants were adjusted to exclude the impact of refranchising 85 restaurants during the fourth quarter of 2025. See “Note 11. Divestitures” of “Notes to Condensed Consolidated Financial Statements” in our Quarterly Report on Form 10-Q filed with the SEC for additional information.
(b)Comparable sales and system-wide restaurant sales for the six months ended June 28, 2026 have been adjusted to remove $1.0 million of Domestic Company-owned restaurant sales that were erroneously overstated in the first quarter of 2026.

Global Restaurants
As of June 28, 2026, there were 5,978 Papa Johns restaurants operating in 51 countries and territories, as follows:

Second Quarter	Domestic Company-owned	Franchised North America	Total North America	International Company-owned	International Franchised	Total International	System-wide
Beginning: March 29, 2026	457	3,030	3,487	13	2,520	2,533	6,020
Opened	2	7	9	—	41	41	50
Closed	(3)	(54)	(57)	—	(35)	(35)	(92)
Ending: June 28, 2026	456	2,983	3,439	13	2,526	2,539	5,978
Net restaurant growth/(decline)	(1)	(47)	(48)	—	6	6	(42)
Trailing four quarters net restaurant growth/(decline)	(85)	7	(78)	—	67	67	(11)

2026 Outlook
The Company is updating its 2026 annual guidance for the following metrics:

Financial Metric	Prior 2026 Outlook	Current 2026 Outlook
Global system-wide restaurant sales	Flat to Down Low Single-Digits	Down (2)% to (4)%
North America comparable sales	Down (2)% to (4)%	Down (6)% to (8)%
International comparable sales	Up 2% to 4%	Up 1% to 3%
North America gross openings	40 to 50	40 to 50
International gross openings	180 to 220	180 to 220
Adjusted EBITDA (as defined below)	$200 million to $210 million	$180 million to $190 million
Adjusted Depreciation and amortization (as defined below)	$70 million to $75 million	$70 million to $75 million
Interest expense (net)	$35 million to $40 million	$35 million to $40 million
GAAP effective tax rate	30% to 34%	30% to 34%
Capital expenditures	$70 million to $80 million	$70 million to $80 million
Diluted shares outstanding	Approximately 33 million	Approximately 33 million

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

Adjusted depreciation and amortization represents depreciation and amortization expense excluding incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA and adjusted depreciation and amortization. The Company excludes certain expenses and benefits from adjusted EBITDA and adjusted depreciation and amortization that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income or GAAP depreciation and amortization of those projected measures, respectively.

Conference Call
Papa Johns will host a call with analysts today, August 6, 2026, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with approximately 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, depreciation and amortization, interest expenses, tax rates, system-wide sales, transformation plans, growth initiatives, restaurant portfolio optimization, restaurant operational improvements, supply chain and other cost savings initiatives, adjusted EBITDA, 4-wall adjusted EBITDA, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, franchisee profitability, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, investments in digital, artificial intelligence and technology innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, capital allocation, dividends and changes thereto, share repurchases, effective tax rates, regulatory changes and impacts, impacts of tariffs, insurance recoveries for damages related to natural disasters, restructuring plans, including timing of completion, expected benefits and costs, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions and softening consumer sentiment in U.S. and international markets; aggressive pricing or other marketing or promotional strategies by competitors; changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators; increases in labor costs (or labor shortages), changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the effectiveness of new branding initiatives, advertising and marketing campaigns, and promotions, including alignment with and execution by our franchisees; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; our franchise business model, including our reliance on the financial success and cooperation of our franchisees; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the U.S. and global economy and our business related to geopolitical conflicts including conflicts in Ukraine and the Middle East, and risks related to a possible economic recession or downturn or prolonged U.S. government shutdown that could reduce consumer spending or demand.

These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

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For more information about the Company, please visit www.papajohns.com.

Contact
Papa Johns Investor Relations
investor_relations@papajohns.com

Source: Papa John’s International, Inc.

Supplemental Information and Financial Statements

Definitions
“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth (decline), excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, 4-wall EBITDA, 4-wall EBITDA margin, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, 4-wall EBITDA, adjusted net income attributable to common shareholders, and adjusted diluted earnings per common share, are net income, segment adjusted EBITDA, net income attributable to common shareholders, and diluted earnings per common share, respectively. 4-wall EBITDA is defined as Domestic Company-owned restaurants segment revenue less total Domestic Company-owned restaurants segment cost of sales. 4-wall EBITDA margin is defined as 4-wall EBITDA divided by segment revenue for our Domestic Company-owned restaurants segment. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net income	$8,700	$9,671	$15,638	$19,014
Income tax expense	4,971	4,235	9,108	8,778
Net interest expense	9,516	10,584	19,199	20,663
Depreciation and amortization	19,248	18,819	36,977	37,162
Stock-based compensation expense	3,057	3,824	7,466	7,493
Restructuring costs (a)	3,438	2,451	7,548	4,631
Other costs (b)	3,744	3,031	5,354	4,498
Refranchising transaction expense (gain), net (c)	45	—	(808)	—
Adjusted EBITDA	$52,719	$52,615	$100,482	$102,239

Net income attributable to common shareholders	$8,104	$9,267	$15,063	$18,295
Restructuring costs (a)	4,416	2,475	8,706	4,610
Other costs (b)	3,744	3,031	5,354	4,498
Accelerated software depreciation (d)	910	—	910	—
Refranchising transaction expense (gain), net (c)	289	—	(999)	—
Tax effect of adjustments (e)	(2,112)	(1,250)	(3,182)	(2,068)
Adjusted net income attributable to common shareholders	$15,351	$13,523	$25,852	$25,335

Diluted earnings per common share	$0.24	$0.28	$0.46	$0.56
Restructuring costs (a)	0.13	0.07	0.26	0.14
Other costs (b)	0.11	0.10	0.16	0.13
Accelerated software depreciation (d)	0.03	—	0.03	—
Refranchising transaction expense (gain), net (c)	0.01	—	(0.03)	—
Tax effect of adjustments (e)	(0.06)	(0.04)	(0.10)	(0.06)
Adjusted diluted earnings per common share	$0.46	$0.41	$0.78	$0.77

Footnotes to Non-GAAP Financial Measures
(a)For the three and six months ended June 28, 2026, represents costs associated with the Enterprise Transformation Plan. These amounts are inclusive of $1.0 million and $1.1 million for the three and six months ended June 28, 2026, respectively, of non-cash stock-based compensation and depreciation expenses which are excluded from adjusted EBITDA above but are reflected as adjustments to non-GAAP diluted EPS. For the three and six months ended June 29, 2025, represents costs associated with the International Transformation Plan. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2026 for more information about the Enterprise Transformation Plan and International Transformation Plan, respectively.
(b)For the three and six months ended June 28, 2026, represents costs associated with project-based strategic initiatives that are not related to our ongoing operations.
For the three and six months ended June 29, 2025, other costs is comprised of the following:
i.Losses on disposal of equipment incurred in connection with the termination of a COVID-era program that pre-purchased store equipment due to supply chain challenges;
ii.Costs associated with project-based strategic initiatives that are not related to our ongoing operations; and
iii.Costs incurred, net of anticipated insurance recoveries, arising from tornadoes that damaged the Texas QC Center as well as the restaurant support center and QC Center in Louisville, Kentucky.
(c)Represents additional net transaction expense (gain), associated with the refranchising of 85 restaurants on November 24, 2025. Net loss attributable to noncontrolling interest for the six months ended June 28, 2026 was approximately $0.4 million.
(d)Represents incremental accelerated depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new point-of-sale system and omnichannel platform.
(e)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 23.2% for the three and six months ended June 28, 2026 and 22.7% for the three and six months ended June 29, 2025.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

In thousands, except per share amounts	June 28, 2026	December 28, 2025
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$28,490	$36,950
Accounts receivable, net	94,512	103,068
Notes receivable, current portion	1,630	3,387
Income tax receivable	1,566	6,189
Inventories	32,546	34,336
Prepaid expenses and other current assets	65,116	48,895
Assets held for sale	10,503	4,607
Total current assets	234,363	237,432
Property and equipment, net	241,707	251,312
Finance lease right-of-use assets, net	35,842	39,039
Operating lease right-of-use assets, net	152,826	161,606
Notes receivable, less current portion, net	4,068	3,262
Goodwill	64,799	67,576
Other assets	71,426	77,281
Total assets	$805,031	$837,508

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$67,947	$61,218
Income and other taxes payable	8,807	8,941
Accrued expenses and other current liabilities	149,365	169,015
Current deferred revenue	8,927	13,096
Current finance lease liabilities	10,101	9,999
Current operating lease liabilities	22,813	23,725
Current portion of long-term debt	12,270	4,997
Liabilities held for sale	2,614	—
Total current liabilities	282,844	290,991
Deferred revenue	17,493	19,294
Long-term finance lease liabilities	27,711	30,804
Long-term operating lease liabilities	147,407	156,405
Long-term debt, less current portion, net	715,218	710,436
Other long-term liabilities	55,571	62,264
Total liabilities	1,246,244	1,270,194

Redeemable noncontrolling interests	1,061	980

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,303 at June 28, 2026 and 49,303 at December 28, 2025)	493	493
Additional paid-in capital	455,708	457,112
Accumulated other comprehensive loss	(5,717)	(6,452)
Retained earnings	195,297	210,763
Treasury stock (16,385 shares at June 28, 2026 and 16,502 shares at December 28, 2025, at cost)	(1,098,835)	(1,106,666)
Total stockholders’ deficit	(453,054)	(444,750)
Noncontrolling interests in subsidiaries	10,780	11,084
Total Stockholders’ deficit	(442,274)	(433,666)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$805,031	$837,508

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
In thousands, except per share amounts	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Revenues:
Company-owned restaurant sales	$142,182	$178,989	$285,316	$352,870
Franchise royalties and fees	46,585	48,302	94,163	96,358
Commissary revenues	230,818	234,576	453,459	463,517
Other revenues	21,459	23,136	43,247	46,893
Advertising funds revenue	41,353	44,163	84,821	87,837
Total revenues	482,397	529,166	961,006	1,047,475
Costs and expenses:
Cost of sales	339,025	371,716	679,917	738,212
General and administrative expenses	58,954	70,118	114,950	135,285
Depreciation and amortization	19,248	18,819	36,977	37,162
Advertising funds expense	41,983	44,023	85,217	88,361
Total costs and expenses	459,210	504,676	917,061	999,020
Operating income	23,187	24,490	43,945	48,455
Net interest expense	(9,516)	(10,584)	(19,199)	(20,663)
Income before income taxes	13,671	13,906	24,746	27,792
Income tax expense	(4,971)	(4,235)	(9,108)	(8,778)
Net income	8,700	9,671	15,638	19,014
Net (income) loss attributable to noncontrolling interests	(167)	(140)	150	(261)
Net income attributable to the Company	$8,533	$9,531	$15,788	$18,753

Net income attributable to common shareholders	$8,104	$9,267	$15,063	$18,295

Basic earnings per common share	$0.25	$0.28	$0.46	$0.56
Diluted earnings per common share	$0.24	$0.28	$0.46	$0.56

Basic weighted average common shares outstanding	33,024	32,849	32,980	32,808
Diluted weighted average common shares outstanding	33,129	32,969	33,069	32,932

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
In thousands	June 28, 2026	June 29, 2025
Operating activities
Net income	$15,638	$19,014
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	3,652	3,284
Depreciation and amortization	36,977	37,162
Deferred income taxes	664	1,600
Stock-based compensation expense	7,466	7,493
Refranchising and impairment (gain) loss	(1,035)	1,693
Loss on disposal of property and equipment	729	2,576
Other	1,490	237
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,717	1,082
Income tax receivable	4,624	(308)
Inventories	1,567	(1,980)
Prepaid expenses and other current assets	(4,651)	(3,693)
Other assets and liabilities	(5,796)	(3,160)
Accounts payable	6,657	12,609
Income and other taxes payable	(116)	(6,132)
Accrued expenses and other current liabilities	(20,686)	(9,315)
Deferred revenue	(5,961)	(3,812)
Advertising fund assets and liabilities	(9,108)	8,493
Net cash provided by operating activities	35,828	66,843
Investing activities
Purchases of property and equipment	(26,356)	(30,305)
Purchases of property and equipment related to damages from natural disasters	(1,221)	(1,366)
Insurance proceeds related to damages from natural disasters	850	2,900
Repayments of notes issued	1,256	4,534
Proceeds from dispositions and refranchising, net of cash transferred	4,295	—
Proceeds from investments	3,232	4,739
Other	—	109
Net cash used in investing activities	(17,944)	(19,389)
Financing activities
Net proceeds (repayments) of revolving credit facilities	11,259	(212,927)
Proceeds from term loan	—	200,000
Debt issuance costs	—	(3,223)
Proceeds from exercise of stock options	—	397
Dividends paid to common stockholders	(30,864)	(30,493)
Tax payments for equity award issuances	(1,584)	(1,208)
Distributions to noncontrolling interests	(73)	(339)
Principal payments on finance leases	(5,117)	(4,903)
Other	231	(55)
Net cash used in financing activities	(26,148)	(52,751)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(196)	641
Change in cash, cash equivalents, and restricted cash	(8,460)	(4,656)
Cash, cash equivalents, and restricted cash at beginning of period	36,950	37,955
Cash, cash equivalents, and restricted cash at end of period	$28,490	$33,299

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on segment adjusted EBITDA. See the Company’s Form 10-Q for the quarter ended June 28, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended June 28, 2026.

	Three Months Ended June 28, 2026
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$138,936	$33,037	$211,021	$45,040
Intersegment revenues	—	231	44,808	—
Segment revenue	$138,936	$33,268	$255,829	$45,040

Less segment expenses (a):
Cost of sales	$123,335	$—	$224,519	$23,836
General and administrative expenses	8,966	9,528	8,976	8,509
Advertising funds expense	—	—	—	5,324
Segment adjusted EBITDA	$6,635	$23,740	$22,334	$7,371

	Three Months Ended June 29, 2025
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$175,797	$35,359	$214,846	$44,184
Intersegment revenues	—	1,244	52,813	—
Segment revenue	$175,797	$36,603	$267,659	$44,184

Less segment expenses (a):
Cost of sales	$155,985	$—	$236,993	$24,407
General and administrative expenses	9,948	9,760	11,014	9,282
Advertising funds expense	—	—	—	4,858
Segment adjusted EBITDA	$9,864	$26,843	$19,652	$5,637
___________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

	Six Months Ended June 28, 2026
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$278,607	$67,490	$415,621	$88,267
Intersegment revenues	—	465	86,962	—
Segment revenue	$278,607	$67,955	$502,583	$88,267

Less segment expenses (a):
Cost of sales	$246,431	$—	$450,286	$45,788
General and administrative expenses	17,656	18,862	17,516	16,500
Advertising funds expense	—	—	—	10,465
Segment adjusted EBITDA	$14,520	$49,093	$34,781	$15,514

	Six Months Ended June 29, 2025
In thousands, unaudited	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$346,592	$70,911	$427,765	$83,295
Intersegment revenues	—	2,503	104,271	—
Segment revenue	$346,592	$73,414	$532,036	$83,295

Less segment expenses (a):
Cost of sales	$310,998	$—	$472,726	$44,191
General and administrative expenses	20,698	19,323	20,306	18,126
Advertising funds expense	—	—	—	9,959
Segment adjusted EBITDA	$14,896	$54,091	$39,004	$11,019
___________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

In thousands, unaudited	Three Months Ended		Six Months Ended
All Other (a)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Revenues from external customers	$54,363	$58,980	$111,021	$118,912
Intersegment revenues	11,195	14,781	24,921	29,180
All Other revenue	$65,558	$73,761	$135,942	$148,092

Cost of sales	$15,599	$12,551	$31,420	$25,181
General and administrative expenses	2,802	2,513	5,057	4,940
Advertising funds expense	44,217	49,464	92,492	98,574
All Other costs and expenses (b)	$62,618	$64,528	$128,969	$128,695
All Other adjusted EBITDA (c)	$2,940	$9,233	$6,973	$19,397
___________________________________
(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds as well as information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. Our largest marketing fund is Papa Johns Marketing Fund (“PJMF”). PJMF is a consolidated nonstock corporation, intended to operate at break-even for the purpose of designing and administering advertising and promotional programs for all participating Domestic restaurants. Technology-based franchisee fees are meant to offset the costs of building, operating, and depreciating technology that supports franchisee operations. As such, these fees may vary from period to period, as they are designed to operate near break-even over time including the impact of depreciation. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Form 10-Q for the second quarter ended June 28, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Form 10-Q for the second quarter ended June 28, 2026 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended June 28, 2026.